Exhibit 23.B
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-4 of Skyworks Solutions, Inc. of our reports dated February 24, 2011, relating to the consolidated financial statements of Advanced Analogic Technologies Incorporated and subsidiaries (“AATI”) and the effectiveness of AATI’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Advanced Analogic Technologies Incorporated for the year ended December 31, 2010, and to the reference to us under the heading “Experts” in the proxy statement/prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
San Jose, California
June 16, 2011